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STAG Industrial, Inc.
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Annual Meeting of Stockholders to be held April 30, 2018 Supplemental Information Regarding Equity Incentive Plan and Say-on-Pay Proposals April 2018

INTRODUCTION 1 We seek your support at our 2018 annual meeting of stockholders and ask that you vote: FOR Proposal 4, the approval of the amended and restated STAG Industrial, Inc. 2011 Equity Incentive Plan (the “Amended 2011 Plan”); and FOR Proposal 5, the approval, by non-binding vote, of our executive compensation (the “Say-on-Pay Proposal”). In its 2018 report, Institutional Shareholder Services Inc. (“ISS”) recommended that its clients vote against both the Amended 2011 Plan and the Say-on-Pay Proposal. The recommendations were primarily driven by a perceived “pay-for-performance misalignment.” We respectfully disagree with ISS’s recommendations for the reasons presented herein.

COMPANY OVERVIEW 2 As of December 31, 2017 Square Feet 70.2 million Number of Buildings / States 356 / 37 Occupancy 95.3% Weighted Average Lease Term 4.8 years Average Annualized Base Rental Revenue $4.09 per square foot Equity Market Capitalization $2,763 million (1) Total Enterprise Value $4,082 million (2) Stock Price (close) (52 Week High/Low) $27.33 ($28.95/$22.70) Monthly Dividend (annualized) $0.1175 ($1.41)(3) Dividend Yield 5.2% (4) Exchange / Ticker NYSE: STAG Corporate Headquarters Boston, MA Employees 72 Based on closing stock/unit price as of December 29, 2017 of $27.33 and 101,109,230 shares and units outstanding As of December 31, 2017, consisted of equity market capitalization of $2,763 million plus $145 million of preferred equity and total debt of $1,174 million Monthly common stock dividend for the first quarter of 2018 increased by 0.7% to $0.118333 per share; the increased amount equates to an annualized dividend rate of approximately $1.42 per share Based on the December 2017 monthly dividend of $0.1175 per share of common stock and closing stock price as of December 29, 2017 of $27.33 El Paso, TX: 360,134 SF Winston Salem, NC: 385,000 SF Clear Height: 40’ Year Built/Renovated/Expanded: 1996 Clear Height: 28’ Year Built/Renovated/Expanded: 1997

AMENDED 2011 PLAN: ISS OBSERVATIONS / COMPANY OBSERVATIONS 3 ISS OBSERVATIONS COMPANY OBSERVATIONS The Amended 2011 Plan is not broad based Equity grants are highly concentrated on the CEO and other executives Of employee equity awards granted in 2017, approximately 40% (by fair value) were granted to employees other than executive officers, which is slightly below the median of the peers (approximately 47%) and should not be considered “highly concentrated” With only 72 employees, we would expect to have a slightly higher concentration than peers with more employees All employees receive an equity grant upon hiring and approximately two-thirds of employees receive annual grants A score of 53 points [for an equity incentive plan] generally results in a favorable recommendation ISS scored the Amended 2011 Plan at 62.5 points, well above ISS's own recommendation threshold of 53 points Equity usage contributes to the pay-for-performance misalignment We have been prudent in our use of equity grants, as evidenced by our three-year average adjusted burn rate of 1.19%, which is over 50% below the ISS benchmark rate of 2.82% We are requesting approval for an additional 3,000,000 shares of common stock to be reserved for issuance under the Amended 2011 Plan, which equates to a total transfer value (new and available shares) of 3.93% (well below the ISS benchmark of 4.94%)

SAY-ON-PAY PROPOSAL: ISS OBSERVATIONS / COMPANY OBSERVATIONS 4 ISS OBSERVATIONS COMPANY OBSERVATIONS Pay for performance disconnect As noted in the ISS report, our one-, three- and five-year total stockholder return (“TSR”) was 20.7%, 10.2% and 15.4%, respectively, as compared to 5.0%, 6.1% and 10.7% for GICS 6010 companies (equity REITs) For 2017, despite our outperformance, our CEO received total cash and equity compensation at or below the median level (1.04x the median of the ISS-selected peer group and 0.92x the median of the Company-disclosed peer group) ISS’s initial review of pay and performance using TSR resulted in a low level of concern (the best possible scoring outcome), however, our score was thereafter elevated when ISS used additional financial measures that are inappropriate for many equity REITs, including STAG Muting design creates volatility in payout levels for same levels of performance Muting design decreases volatility by leveling year-over-year compensation For 2017, the muting design decreased the compensation of our executive officers (as compared to no muting) Our TSR for 2017 was at the 86th percentile among the companies in the MSCI US REIT Index; our executive officers received total cash compensation at the 65th percentile among the compensation peer group Without applying the muting methodology, total cash compensation would have been paid at the 79th percentile among the compensation peer group (which would have increased our CEO’s cash bonus by approximately $136,000, or 10%) The relative annual TSR threshold is not disclosed, which may potentially result in payouts at significantly lagging relative TSR levels Our compensation program obviates the need for a relative TSR “threshold” First, total cash compensation is determined entirely by relative TSR; as relative TSR decreases, total cash compensation decreases commensurately If our relative TSR were at the 25th percentile for a given year, our executive officers will receive total annual cash compensation at the 25th percentile of our peers (subject to the muting design) Second, equity awards do not result in payouts at significantly lagging relative TSR levels If our relative TSR were below the 30th percentile for the applicable measuring period, the performance units, also known as “PSUs,” would result in zero shares awarded (and no dividends) PSUs are 65% of all equity awarded to the CEO for 2018 LTIP units lose value as our stock price decreases and will never have liquidation value if our stock price does not increase from the level at which the LTIP units are issued

SAY-ON-PAY PROPOSAL: ISS OBSERVATIONS / COMPANY OBSERVATIONS 5 ISS OBSERVATIONS COMPANY OBSERVATIONS Relative TSR targets the median performance within each performance peer group there is no portion of pay that is tied to rigorous performance goals Median is merely the nominal target; in our compensation program, median performance results in median pay; underperformance results in below-median pay and outperformance results in above-median pay Despite our TSR outperformance in 2017, our CEO received total cash and equity compensation at or below the median level PSUs, which are half of 2017 equity awards and more than half of 2018 equity awards, require a 25% absolute TSR and a 75% or 95% relative TSR for maximum payout Performance shares and the annual cash incentives can still be earned above target in the event of negative absolute TSR Competitive pay practices require that executives be compensated for outperforming peers in difficult economic environments, even if absolute TSR is negative By design, the cash compensation of our executives is commensurate with our performance compared to our peers and with the compensation paid by our peers If we perform below the median TSR, our executives receive below median pay for the peer group As our peers pay less, our executives earn less Negative absolute TSR decreases the value of executive equity awards PSUs cannot reach maximum payout if absolute TSR fails to be at least 25% over the measuring period LTIP units lose value as our stock price declines and will not have any realizable value beyond dividends if our stock price does not increase from the level when the LTIP units are granted More than half of the equity awards are time-based for 2017 For the CEO, time-based awards were 57% of value and performance-based awards were 43% of value ISS incorrectly valued the awards; for 2017, using GAAP fair values in accordance with SEC disclosure requirements, the CEO's awards were 53% time based and 47% performance based; these values are disclosed clearly as part of the summary compensation table in our proxy statement At 47% for 2017, our performance-based equity awards are fairly characterized as approximately half of all awards For 2018, PSUs are 65% of the equity awarded to the CEO

OUR COMPENSATION POLICY 6 Objectives of our current executive compensation program Align the interests of executives with those of stockholders Encourage and maintain a performance-driven company culture Provide the compensation committee with appropriate flexibility and discretion Attract and retain talented and experienced officers Three key elements of executive compensation Annual base salary (generally no more than 25% of total compensation) Annual cash bonuses that are based on one-year relative TSR performance Long-term equity incentive awards of (i) time-based LTIP units (subject to multi-year vesting) and (ii) performance units (with a multi-year measuring period) Outcome Shareholders received outstanding value in 2017 by compensating our executives at median levels while our TSR significantly outperformed the peers Compensation — CEO compensation was at 1.04x the median of the ISS-selected peer group and 0.92x the median of the Company-disclosed peer group Performance — Our one-year TSR of 20.7% and three-year TSR of 10.2% were in the 86th percentile and 70th percentile of the MSCI US REIT Index, respectively, and the 75th percentile and 60th percentile of the ISS-selected peer group, respectively (all well above the median)

STAG’S EXECUTIVE COMPENSATION PROGRAM: SELECT OBJECTIVES / BASIC FRAMEWORK 7 To align the interests of executive officers with the interests of stockholders To encourage and maintain a performance-driven company culture To provide our compensation committee with the flexibility and discretion to reflect appropriately both individual circumstances and variable business conditions To attract and retain talented and experienced officers Consistent with our pay-for-performance philosophy, base salary should be a relatively small portion of total compensation and is intended to be approximately 25% or less of total compensation The ability to measure the Company’s performance against sensible standards is essential, and the compensation committee considers the comparison of our TSR to the TSR of our peers to be the best indicator of performance (TSR is defined as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock) As such, variable incentive compensation across both cash bonuses and performance equity are tied to relative TSR — as our relative TSR decreases or increases, our executive officer compensation decreases or increases, respectively We measure TSR performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index SELECT OBJECTIVES BASIC FRAMEWORK

STAG’S EXECUTIVE COMPENSATION PROGRAM: CEO PAY-FOR-PERFORMANCE ALIGNMENT 8 The graph below illustrates our long-term pay-for-performance alignment by comparing our CEO’s total direct compensation to our TSR (indexed to a base date of December 31, 2012) for the past five years: (1) (1) The compensation reported in this graph differs from compensation reported in the summary compensation table in our proxy statement. The graph above aligns the value of equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted.

STAG’S EXECUTIVE COMPENSATION PROGRAM: CEO “AT RISK” COMPENSATION 9 The diagram demonstrates that a substantial majority of our CEO’s compensation (85%) was strongly aligned with the interests of stockholders because either it was determined by or depends on TSR or its value fluctuates as our common stock price increases or decreases Less than 20% of our CEO’s compensation is fixed base salary that is not dependent on our stock price performance (1) Compensation consists of 2017 base salary, 2017 annual incentive bonus and the grant date fair value of LTIP units and performance units granted in January 2017. “At Risk” means the applicable compensation is either determined by or depends on TSR or its value fluctuates with our common stock price (as in the case of LTIP units subject to forfeiture).

HISTORICAL SAY-ON-PAY RESULTS 10 Our executive compensation program has historically received strong stockholder approval as follows: 2012 Say on Pay Vote: 99.4% FOR 2013 Say on Pay Vote: 96.9% FOR 2014 Say on Pay Vote: 97.2% FOR 2015 Say on Pay Vote: 96.2% FOR 2016 Say on Pay Vote: 73.6% FOR (one-time retention award to the CEO in 2015 was the primary driver for ISS’s recommended vote against the 2016 Say-on-Pay Proposal and lower shareholder support) 2017 Say on Pay Vote: 93.8% FOR Our compensation committee considered the 2017 voting results as supportive of our general executive compensation practices and our 2017 executive compensation program was substantially similar to the program we used in 2016 and ISS recommended a vote FOR our 2016 program

Amended 2011 Plan 11 The ability to grant equity-based awards under the 2011 Equity Incentive Plan aligns the interests of our employees, officers and directors to the long-term interests of our stockholders, and helps us remain competitive in attracting and retaining high caliber employees and other service providers upon whom our future growth and success depends In order to continue to provide the incentive compensation opportunities available under the 2011 Equity Incentive Plan, we are asking our stockholders to approve the Amended 2011 Plan If our stockholders do not approve the Amended 2011 Plan, the compensation committee may be unable to make equity awards in the future and, therefore, compensation for our employees (including our executive officers) and directors would then be solely in cash Paying compensation solely in cash would significantly reduce the alignment of management’s interests with those of our stockholders, reduce our available cash at a time when we may be conserving cash or allocating cash to other business purposes and would hurt our ability to retain and hire the best available people While the 2011 Amended Plan received a strong ISS score of 62.5 points (an ISS score of 53 points generally results in a favorable recommendation), ISS recommended against the 2011 Amended Plan

ISS CITED AREA OF CONCERN: “PAY-FOR-PERFORMANCE MISALIGNMENT” 12 ISS Quantitative Analysis Initial Quantitative Concern Based on our 2017 TSR, we received the best initial quantitative score with a “low concern” from ISS ISS noted “Stock returns outperformed the industry peers; CEO pay slightly increased. TSR over one-, three-, and five-year period outperformed the 4-digit GICS industry peers and were aligned with the Russell 3000 index.” Overall Quantitative Concern Based on our 2017 Return on Invested Capital (“ROIC”), Return on Assets (“ROA”), Return on Equity (“ROE”) and Cash Flow Growth, ISS elevated our overall quantitative score to a “medium concern” ISS noted “While revenues improved, earnings declined year-over-year. While ROA, ROE, and ROIC were flat year-over-year, they improved over the recent three-year period.” We believe the use of ROIC, ROA and ROE in the new financial performance assessment is problematic for many equity REITs, including STAG (e.g., ROIC, ROA and ROE are calculated in accordance with GAAP and are not adjusted to add back depreciation and amortization of real estate assets)

ISS CITED AREA OF CONCERN: “PAY-FOR-PERFORMANCE MISALIGNMENT” 13 ISS Quantitative Analysis In a letter to ISS, dated October 11, 2017, NAREIT outlined the following problems with use of ROIC, ROA and ROE in an equity REIT’s pay-for-performance analysis: “Of these metrics, we believe that the return metrics are particularly inappropriate for REITs because: First, the calculation of ROE, ROA and ROIC is based upon a methodology that, in turn, is based primarily on GAAP net income. As discussed above, NAREIT FFO is more widely used by investors to measure a REIT’s performance than GAAP net income. Second, ISS uses a measure of equity that includes retained earnings in computing ROE and ROIC. Because negative retained earnings are prevalent among REITs and a retained deficit reduces book equity, this definition can result in non-trivial overstatements of ROE and ROIC for REITs that have made distributions in excess of earnings compared with those that have retained earnings. Third, in identifying comparison companies for REITs it is important to choose REITs that are operating in the same field or sector of the commercial real estate universe. For example, retail, office and multifamily structures have different patterns of returns and these sectors face different challenges and opportunities. Similarly, ISS should endeavor to measure companies against peers with similar amounts of debt and leverage in order to compare returns on a risk adjusted basis.”

ISS CITED AREA OF CONCERN: “PAY-FOR-PERFORMANCE MISALIGNMENT” 14 ISS Qualitative Analysis Annual Cash Incentive Bonus Program In developing our executive compensation program, our compensation committee focused on TSR, which we believe is the best measurement to align management’s interests with our stockholders as it is more reflective of the Company’s and, by extension, the executive officers’ performance We measure TSR performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index Our compensation committee set the target total cash compensation (annual base salary and annual cash incentive bonus) for each executive officer at the 50th percentile for the cash compensation for the same or equivalent position for the companies in our size-based peer group The 50th percentile target and the specified performance metrics were not a guarantee of a minimum bonus or a threshold for granting bonuses The “muting” methodology actually reduces volatility from year to year and reduced the compensation of our executives for 2017

ISS CITED AREA OF CONCERN: “PAY-FOR-PERFORMANCE MISALIGNMENT” 15 Qualitative Analysis Equity Incentive Compensation Program Based on the grant date fair value of the awards under GAAP, the CEO equity pay mix was 52.8% LTIP units and 47.2% performance units, or an allocation of approximately 50%/50% LTIP units LTIP units vest over four years in equal installments, subject to continued service LTIP unit awards link compensation to performance, promote long-term equity ownership, further align the interests of executives with the interests of stockholders and allow us to remain competitive in recruiting and retaining talented executives Performance units PSUs measure both relative return (TSR vs. three benchmarks) and, as a condition for higher levels of value, an absolute return over a three-year period PSUs have rigorous goals; for an executive to achieve the target amount of the award we must have a relative TSR of 50% and to achieve the maximum award, we must have a much higher relative TSR (75% to 95%, depending on the comparator index), and a 25% absolute TSR Executives may receive as few as zero shares or as many as 250% of the number of target PSUs PSUs do not pay current dividends

RECENT DEVELOPMENTS 16 Within the past year, our compensation committee made the following improvements to our executive compensation program: 2018 Annual Cash Incentive Bonus Program Our compensation committee anticipates continuing the “muting” methodology, but to a lesser degree The initial TSR percentile will be muted by averaging to the nearest 25th percentile (that is, the 25th percentile, the 50th percentile or the 75th percentile, as applicable) instead of only to the 50th percentile 2018 Equity Incentive Compensation Program Equity awards for years after 2017 will be allocated more heavily toward performance units Equity incentive grants made in January 2018 for fiscal year 2018 were allocated approximately 60% to 65% to performance units

CHANGE TO CEO EQUITY AWARDS 17 The charts below depicts the change in our CEO equity awards from 50% time-based LTIP units (equity vesting based solely on time) and 50% PSUs in 2017 to 35% time-based LTIP units and 65% PSUs in 2018: Time - Based , 50% Performance - Based 50% 2017 CEO LTIP and PSU Program Time - Based , 35% Performance - Based , 65% 2018 CEO LTIP and PSU Program

SUMMARY 18 We believe that our executive compensation program has historically and continues to align pay with performance and that the changes we made for 2018 further align executive pay with our stock performance. Please read our proxy statement, including the compensation discussion and analysis section, and consider the additional points in this supplement to form your own opinions about our executive compensation program. If you have any questions or comments or would like additional information, please contact William R. Crooker, Executive Vice President, Chief Financial Officer and Treasurer, at (617) 226-4986. The board of directors recommends a vote FOR the approval of the Amended 2011 Plan and FOR the approval of the compensation of our named executive officers as disclosed in the proxy statement.